Exhibit 19.1

SOTERA HEALTH COMPANY
INSIDER TRADING POLICY

Dated as of December 11, 2024

Federal, state and non-U.S. securities laws prohibit trading in the equity or debt securities of a company while in possession of material non-public information about the company. In order to take an active role in promoting compliance with such laws, and preventing insider trading violations by its officers, directors, employees and certain others, Sotera Health Company (the “Company”) has adopted the policies and procedures described in this memorandum (the “Policy”).

I.     Applicability of Policy
This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock, debt securities and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s securities, including restricted stock units issued by the Company and securities exchangeable into the Company’s securities, whether or not issued by the Company, such as exchange-traded options (collectively, “Company Securities”). The term “Transaction” when applied to Company Securities includes but is not limited to purchases, sales, entry into contracts the value of which is determined by reference to Company Securities, any pledge, hypothecation or grant of a security interest in Company Securities, gifts of Company Securities, or any donation or contribution of Company Securities to a charity or trust. Its prohibitions apply to actions taken by all officers, directors, employees and temporary employees of the Company and its subsidiaries and all independent consultants and contractors of the Company and its subsidiaries with whom the Company customarily signs confidentiality agreements (together, the “Company Persons” and each a “Company Person”).
For the avoidance of doubt, this Policy does not apply to Warburg Pincus Private Equity XI, L.P., Warburg Pincus XI Partners, L.P., WP XI Partners, L.P., Warburg Pincus Private Equity XI-B, L.P. and Warburg Pincus Private Equity XI-C, L.P., GTCR Fund XI/A VCOC, GTCR Fund XI/C VCOC and GTCR Co-Invest XI LP (each, a “Sponsor”), or their respective affiliated entities. For the further avoidance of doubt, this Policy also does not preclude any director designated by a Sponsor pursuant to the Stockholders Agreement between the Sponsors and the Company (the “Stockholders Agreement”), from taking any action, making any decision, or otherwise disclosing any information, subject to applicable law, in the context of such person’s ordinary course duties or responsibilities to such Sponsor, if any. The Company understands the Sponsors’ will apply their own policies and procedures, as they may be in effect from time to time, pertaining to confidential information to any information disclosed to the Sponsors as described in the immediately preceding sentence.
Portions of this Policy impose additional obligations on certain Company Persons that have, or are likely to have, regular or special access to material non-public information about the Company in the normal course of their duties (“Insiders”). The Company has determined that the persons identified on Attachment A are Insiders for the purposes of this Policy. The General Counsel, in consultation with the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”), as necessary, shall maintain the list of Insiders, including by removing or adding persons to the list as necessary.
The restrictions and prohibitions in this Policy on actions by Company Persons also apply to actions by the spouses, minor children and adult members of the households of Company Persons, and any entities that Company Persons directly or indirectly influence or control (collectively, “related persons”). All Company Persons are responsible for ensuring that such related persons do not engage in the activities restricted or prohibited under this Policy. For the avoidance of doubt, the Sponsors are not considered related persons of any director designated by a Sponsor pursuant to the Stockholders Agreement.
This Policy shall be delivered to all new Company Persons upon the commencement of their relationships with the Company or its subsidiaries and is to be circulated to all Listed Company Persons at least annually. “Listed Company Persons” means (1) all individuals listed or described in Attachment A, (2) all employees and temporary employees of the Company physically situated in the Company’s global headquarters at 9100 South Hills Blvd, Suite 300, Broadview Heights, Ohio, and (3) all independent consultants and contractors of the Company and its subsidiaries that are reasonably expected to have access to material non-public information; the head of purchasing shall make reasonable efforts to maintain a list of such consultants and contractors.
II.    Statement of Policy
General Prohibition Against Insider Trading
No Trading or Tipping on Material Non-Public Information
No Company Person may, while in possession of material non-public information about the Company:
•buy, sell or otherwise engage in any Transactions, directly or indirectly, in any Company Securities, except as described below under “Certain Exceptions”;
•make recommendations or express opinions about trading in Company Securities on the basis of such information;
•disclose such information to any third party (except (1) in the case of Sponsor-nominated directors, to a Sponsor, (2) to those subject to a confidentiality obligation to the Company or its subsidiaries or (3) to other third parties as otherwise approved by the General Counsel or such person or persons in the Legal Department designated by the General Counsel to administer this Policy (collectively, “Legal”)), including family or household members; or
•assist anyone in the above activities.
The above restrictions also apply to transacting in the securities of another company that the Company does business with while in possession of material non-public information relating to such other company, when that information is obtained in the course of employment with, or other services performed on behalf of, the Company or any subsidiary of the Company.

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Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from these restrictions. The securities laws do not recognize mitigating circumstances and, in any event, even the appearance of an improper Transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
“Material Non-Public Information”
Material Information. It is not possible to define all categories of material information as the ultimate determination of materiality by enforcement authorities will be based on an assessment of all of the facts and circumstances, often with the benefit of hindsight. Information that is material at one point in time may cease to be material at another point in time, and vice versa.
In general, information is considered “material” if there is a reasonable likelihood that it would be considered important to an investor in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether positive or negative, and whether the change is large or small, may be considered material.
While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include:
•Financial results;
•Projections of future revenues, earnings or losses;
•Announcement of a significant new product, service or business line, or timing thereof;
•News of a pending or proposed merger;
•News of the disposition or acquisition of significant assets or a subsidiary;
•Material impairments, write-offs or restructurings;
•Creation of a material direct or contingent financial obligation;
•Impending bankruptcy or financial liquidity problems;
•Significant cybersecurity incidents;
•The gain or loss of a substantial customer or supplier;
•Changes in dividend policy;
•Significant product or service defects or modifications;
•Significant pricing changes;
•Stock splits;
•New equity or debt offerings;
•Significant litigation or regulatory exposure due to actual or threatened litigation, investigation or enforcement activity, or significant developments related thereto;
•Major changes in senior management;
•Entry into material agreements not in the ordinary course of business (or amendment or termination thereof); and

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•Termination or reduction of business relationship with a customer that provides material revenue to the Company.
The General Counsel, in consultation as appropriate with the CEO, the CFO or other members of senior management of the Company, has the authority to determine whether any information constitutes material non-public information.
Non-Public Information. Information is not considered public until it has been disclosed broadly to the marketplace (for example, included in a press release or a filing with the Securities and Exchange Commission (the “SEC”)) and the investing public has had time to absorb the information fully. Information will be considered fully absorbed (1) if the information is released prior to 9:30 a.m. U.S. Eastern Time on a “trading day,” by 9:30 a.m. U.S. Eastern Time on the first trading day after the information is released and (2) if the information is released on or after 9:30 a.m. U.S. Eastern Time on a trading day or on a day that is not a trading day, by 9:30 a.m. U.S. Eastern Time on the second trading day after the information is released. If, for example, the Company were to make an announcement on Monday at 8:00 a.m., the information in the announcement would be considered public (and trades could be made) starting at 9:30 a.m. U.S. Eastern Time on Tuesday (assuming all relevant days are “trading days”; a “trading day” is a day on which the Nasdaq Stock Market is open for business). However, if the Company were to make an announcement on Monday at 5:00 p.m., the information in the announcement would be considered public (and trades could be made) starting at 9:30 a.m. U.S. Eastern Time on Wednesday (assuming all relevant days are trading days).
Special Restrictions and Prohibitions
The following Transactions present heightened legal risk and/or the appearance of improper or inappropriate conduct on the part of Listed Company Persons, and are restricted or prohibited as follows. These restrictions and prohibitions apply even if the relevant Listed Company Person is not in possession of material non-public information.
Short Sales
Short sales of a security (i.e., the sale of a security that the seller does not own) by their nature reflect an expectation that the value of the security will decline. Short sales can create perverse incentives for the seller, and signal to the market a lack of confidence in the Company’s prospects. Accordingly, no Listed Company Person may engage in a short sale of Company Securities.
Publicly Traded Options
A put is a right to sell a security at a specific price before a set date, and a call is a right to buy a security at a specific price before a set date. Generally, put options are purchased when a person believes the value of a security will fall, and call options are purchased when a person believes the value of a security will rise. A Transaction in options is, in effect, a bet on the short-term movement of the Company’s securities, and therefore creates the appearance of trading on the basis of material non-public information. Transactions in options may also focus a Listed Company Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, no Listed Company Person may engage in a put, call or other derivative

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security Transaction relating to Company Securities in an organized market. Nothing in this paragraph shall prohibit the receipt of equity awards from the Company or the exercise of such awards under Company agreements and policies.
Hedging Transactions
Certain forms of hedging or monetization Transactions, including zero-cost collars, equity swaps, exchange funds and forward sale contracts, allow a stockholder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These Transactions allow the stockholder to continue to own the covered securities, but without the full risks and rewards of ownership. Because participating in these Transactions may cause Listed Company Persons to no longer have the same objectives as the Company’s other stockholders, no Listed Company Persons may engage in such Transactions.
Margin Accounts and Pledges
Securities held in margin accounts for collateral as a margined loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale that occurs at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company Securities would fall under the restrictions in this Policy on trading during such times. Therefore, Listed Company Persons are generally prohibited from margining Company Securities or pledging Company Securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company Securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any Listed Company Person who wishes to pledge Company Securities as collateral for a loan must pre-clear the proposed Transaction with Legal by submitting a request at least two weeks prior to the proposed execution of documents evidencing the proposed pledge, and must provide evidence demonstrating the financial capacity to repay the loan without resort to the pledged securities.
Blackout Periods
The Company has established quarterly blackout periods, and may impose additional, special blackout periods, each as described below.
Quarterly Blackout Periods. Quarterly blackout periods start at 4:00 p.m. U.S. Eastern Time on the sixth business day of the last month of a fiscal quarter and end at (1) 9:30 a.m. U.S. Eastern Time on the first trading day following the release to the public of the Company's earnings for the fiscal quarter or fiscal year if such release occurs prior to 9:30 a.m. U.S. Eastern Time on a trading day or (2) 9:30 a.m. U.S. Eastern Time on the second trading day following such release if such release occurs on or after 9:30 a.m. U.S. Eastern Time on a trading day or on a day that is not a trading day; provided that a “business day” is any day except any Saturday, any Sunday or any day that is a federal legal holiday or any day on which banking institutions are authorized or required by law or other governmental action to close in Ohio. Listed Company Persons may not conduct any Transactions in Company Securities during quarterly blackout periods.

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The Company recognizes that a Listed Company Person may experience exceptional circumstances that may necessitate a Transaction during a blackout period. In that case, the Listed Company Person must request permission to do so from the General Counsel and the CFO. Permission to transact within a blackout period is in the discretion of the General Counsel and the CFO.
Special Blackout Periods. From time to time the General Counsel or CFO may impose special blackout periods, during which Insiders and other affected persons will be prohibited from engaging in Transactions in Company Securities. In the event of a special blackout period, Legal will notify Insiders and other affected persons, who will be prohibited from engaging in any Transaction involving the Company’s securities until further written notice. The imposition of a special blackout period is itself confidential information, and the fact that it has been imposed may not be disclosed to others.
Modification of a Blackout Period. The General Counsel and the CFO jointly may shorten, suspend, terminate or extend any blackout period at such time and for such duration as they deem appropriate given the relevant circumstances. Any persons affected by such a modification will be appropriately notified.
Stockholders Agreement
All persons subject to the Stockholders Agreement must comply with certain transfer restrictions as they relate to securities subject to such restrictions. These restrictions provide that for a certain period of time, certain securities may not be transferred subject to certain exceptions, including the prior written consent of a majority of the members of the Compensation Committee of the Board or in connection with a Public Sale (as such term is defined in the Stockholders Agreement) in an amount proportional to the number of shares sold by the Sponsors.
Certain Exceptions
The following routine Transactions, within the limits described, are generally not subject to the restrictions on trading in this Policy. The Company reserves, though, the right to prohibit any such Transaction as it, in its sole discretion, deems necessary.
Stock Option Exercises
This Policy does not apply to the exercise of any employee stock options, where a Company Person pays the exercise price and tax withholding in cash out-of-pocket and holds the stock or to a “net exercise” pursuant to which a Company Person elects to have the Company withhold shares subject to an option to satisfy tax-withholding requirements. This Policy does apply, however, to any sale of shares as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of, or to satisfy tax withholding obligations on, an option.
Restricted Stock and Restricted Stock Unit Awards
This Policy does not apply to the vesting and settlement of restricted stock and restricted stock units, or the withholding or sale of stock back to the Company to satisfy tax withholding obligations upon the vesting of any restricted stock or restricted stock units. The Policy does apply, however, to

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any market sale of stock after vesting or settlement; provided that automatic sales of stock to satisfy tax withholding obligations will be permitted to the extent clearly set forth in the applicable grant agreement.
Indirect Investing
This Policy does not apply to the trading, on a national securities exchange, of shares of an open-end mutual fund that is a registered investment company under the Investment Company Act of 1940 and that holds Company Securities. Other forms of indirect investment, including through partnerships or private funds, that invest in Company Securities are subject to this Policy.
Additional Procedures and Guidelines
Transactions under Rule 10b5-1 Plans
Implementation of a trading plan under Rule 10b5-1 under the Exchange Act allows a person to enter into a plan with a broker to purchase or sell Company Securities, so long as the plan specifies the dates, prices and amounts of the planned trades or establishes a formula for those purposes. Trades executed pursuant to a Rule 10b5-1 plan that meet the requirements of Rule 10b5-1 and those listed below may generally be executed even though the person who established the plan may be in possession of material non-public information at the time of the trade.
A trading plan may only be established when a person is not in possession of material non-public information and when a blackout period is not in effect. Anyone subject to this Policy who wishes to enter into a Rule 10b5-1 plan must submit the trading plan to Legal for prior written approval. If required by Legal, all Rule 10b5-1 plans must be placed through such broker as Legal directs. Subsequent modifications or terminations to any Rule 10b5-1 plan must also be pre-approved by Legal.
Whether or not pre-approval will be granted will depend on all the facts and circumstances at the time, but the following guidelines should be kept in mind:
•The trading plan must meet all of the applicable requirements of Rule 10b5-1;
•The trading plan must be in writing and entered into only when a blackout period is not in effect and when the individual is not in possession of material non-public information;
•The trading plan must be adopted in good faith and not as part of a plan or scheme to evade the anti-fraud rules under the federal securities laws;
•The individual may not have more than one trading plan in effect at any given time, and no Transactions may be effected outside the plan;
•The trading plan must permit its termination by the Company at any time when the Company believes that trading pursuant to its terms may not lawfully occur;
•Transactions under the trading plan may not commence until the applicable cooling-off period requested by Rule 10b5-1 (or such longer period as Legal directs) has elapsed from the date the plan is executed;
•The trading plan should, in the absence of special circumstances, be for a period of not less than one year;

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•The trading plan may generally not be terminated or amended once it is executed to avoid calling into question the original “bona fides” of the plan; any amendment or termination must be made only during a non-blackout period when the person is not in possession of material non-public information and Transactions under the amended plan may not commence until the applicable cooling-off period requested by Rule 10b5-1 (or such longer period as Legal directs) has elapsed from the execution of the amendment;
•Trading plans do not obviate the need to file Form 144 or Forms 4 or 5 (as discussed below) and the fact that a reported Transaction was made or is to be made pursuant to a trading plan should be noted on the applicable Form; and
•A copy of the executed version of any pre-cleared trading plan must be provided to Legal for retention in accordance with the Company’s Record Management policy in the Company’s Global Code of Conduct, and depending on the facts and circumstances, the General Counsel may require other conditions to pre-clearance.
Insider Pre-Clearance
Insiders (as defined above) must obtain written pre-clearance from Legal before transacting in Company Securities, including for Transactions occurring outside a blackout period, any exercise of director or employee stock options and any gifts of Company securities. A form for such purposes is provided as Attachment B. A request for pre-clearance should be submitted at least two days in advance of the proposed Transaction. Legal is under no obligation to approve any Transaction. Preclearance of any Transaction is valid only for a 48-hour period. Except in cases of previously approved “limit” orders, if the transaction order is not placed within that period, pre-clearance must be requested and approved in writing again. Requesting persons must treat denials of pre-clearance requests as confidential.
Exchange Act Section 16
Section 16(a) of the Exchange Act requires directors and executive officers (“Section 16 Persons”) to file with the SEC reports on designated forms (i.e., Forms 3, 4 and 5) as to their beneficial ownership of common stock and other equity securities (including derivatives) of the Company and to report purchases, sales and other changes in their ownership of such common stock and securities. Section 16(b) requires Section 16 Persons to turn over to the Company any deemed profit on nonexempt purchases and sales or sales and purchases of such common stock and equity securities (including derivatives) that occur within six months of each other. A deemed profit can exist even if there was an actual loss or a tax loss. This deemed profit is commonly called “short-swing profit.” For purposes of Section 16, Section 16 persons are treated as the beneficial owners of securities held by family members sharing their household.
For purposes of Section 16(b), grants, properly authorized by the Board or committee of the Board, of stock options, restricted stock, restricted stock units, deferred stock units or other awards under the Company’s equity incentive plans are generally treated as exempt purchases that cannot be matched against any nonexempt sales but must still be reported. The exercise of a stock option or the vesting and settlement a restricted or deferred stock unit is exempt from Section 16(b) but also must be reported. If a Section 16 Person uses already owned stock to pay the exercise price of a stock option or has shares withheld to satisfy his or her tax withholding liabilities in connection

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with a stock option exercise or vesting and settlement of a restricted or deferred stock unit, the disposition of the shares must be reported but is exempt from Section 16b-6 and cannot be matched against any nonexempt purchases. However, any sale of stock received upon exercise of a stock option or vesting and settlement of a restricted or deferred stock unit on the market will be a nonexempt sale and matchable with any nonexempt purchase occurring within six months before or after such sale.
If a Section 16 Person exercises an option granted under the Company’s equity incentive plans and holds onto the stock received from the exercise (a “buy-hold” Transaction), the executive officer has not made a “purchase” for purposes of Section 16(b). When he or she eventually sells the stock received upon exercising the option, the sale of the stock is a “sale” for purposes of Section 16(b).
If the executive officer exercises an option granted under the Company’s equity incentive plans and immediately sells the stock received from the exercise (a “buy-sell” Transaction), he or she will have a “sale” for the purposes of Section 16(b) but not a purchase.
Section 16 Persons should be aware that trading in Company stock under an approved Rule 10b5-1 plan does not exempt such Transactions from the provisions of Section 16, including the reporting requirements under Section 16(a).
To ensure compliance with all reporting requirements, a Section 16 Person must, on the date of any Transaction, provide Legal with all information relating to the trade that is necessary to properly prepare a Form 4. A Section 16 Person must also execute a Form 4 (either individually or through a duly-authorized power of attorney) within a sufficient amount of time to allow Legal to electronically file the Form 4 with the SEC via EDGAR before the end of the second business day following the trade (10:00 p.m. U.S. Eastern Time).
Restrictions on Resales of Securities
A director, executive officer or employee who owns Company Securities that are restricted (i.e., that were granted by or purchased from the Company without having first been registered with the SEC) may only sell those Company Securities pursuant to Rule 144 or an effective registration statement.
A director or executive officer who owns Company Securities (even those purchased on the open market) may only sell them pursuant to Rule 144 or an effective registration statement.
Rule 144 imposes certain restrictions on sales and a Form 144 must be filed as a notice of a proposed sale of securities in reliance on Rule 144 when the amount to be sold under Rule 144 during any three-month period exceeds 5,000 shares or units or has an aggregate sales price in excess of $50,000.
Confidentiality of All Non-Public Information
Company Persons must maintain the confidentiality of the Company’s non-public information. In the event a Company Person receives any inquiry or request for information (particularly financial results and/or projections, and including to affirm or deny information about the Company), from any person or entity outside the Company, such as a stock analyst, and it is not part of such Company Person’s regular corporate duties to respond to such inquiry or request, the inquiry should

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be referred to Investor Relations, which will determine whether such inquiry should also be forwarded to Legal.
Notwithstanding anything herein or in any other policy or agreement to the contrary, nothing in this Policy shall:
•prohibit employees from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation; or
•require notification or prior approval by the Company of any such report; provided that, employee is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege.
Furthermore, employees shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made:
•in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law; or
•in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.
Individual Responsibility
All Company Persons have the individual responsibility to comply with this Policy. A Company Person may, from time to time, have to forgo a proposed Transaction in Company Securities even if he or she planned to make the Transaction before learning of the material non-public information. While Legal can and should be consulted regarding the application of this Policy, including the appropriateness of engaging in a particular Transaction at a particular time, the responsibility for adhering to this Policy and avoiding unlawful Transactions, and ensuring that related persons (as described above) do the same, rests with each Company Person.
Post-Termination Transactions
If a Company Person is in possession of material non-public information when his or her employment or service terminates, that person may not trade in Company Securities (or another company’s securities, as described in this Policy) until such information has become public or is no longer material.
III.    Potential Criminal and Civil Liability and/or Disciplinary Action
Criminal and Civil Liability
Pursuant to federal, state and non-U.S. securities laws, persons engaging in transactions in a company’s securities at a time when they have material non-public information regarding the

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company, or that disclose material non-public information or make recommendations or express opinions on the basis of material non-public information to a person who engages in transactions in that company’s securities (“tipping”), may be subject to significant monetary fines and imprisonment. The Company and its supervisory personnel also face potential civil and criminal liability if they fail to take appropriate steps to prevent illegal insider trading.
The SEC has imposed large penalties even when the disclosing person did not profit from the trading; there is no minimum amount of profit required for prosecution.
Possible Disciplinary Action
Company Persons who violate this Policy will be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.
IV.    Monitoring Compliance
Legal will monitor compliance with this Policy and the General Counsel will periodically review this Policy with the Audit Committee of the Board of Directors. In addition to the other duties of Legal under this Policy, Legal will be responsible for the following:
•Pre-clearing all Transactions involving Company Securities by Insiders in order to determine compliance with this Policy, insider trading laws, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended;
•Serving as the designated recipient at the Company of copies of reports filed with the SEC by Section 16 Persons under Section 16 of the Exchange Act;
•Assisting in the preparation of Section 16 reports (Forms 3, 4 and 5) for Section 16 Persons;
•Sending quarterly and other reminders to Insiders regarding the start and completion of the blackout periods;
•Sending notifications to Insiders and other affected persons regarding special blackout periods;
•Sending reminders to all Section 16 Persons about their obligations to report under Section 16;
•Performance of periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Form 144, officers’ and directors’ questionnaires, and reports received from the Company’s stock administrator and transfer agent, to determine trading activity by Insiders;
•Periodically circulating this Policy (and/or a summary thereof) and coordinating training about this Policy to Company Persons;
•Promptly circulating this Policy and coordinating training to all persons who become Company Persons;
•Maintaining a current version of this Policy on the Company’s intranet website; and

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•Assisting the Company in implementing this Policy, including monitoring relevant changes in law, regulation or best practices and making appropriate changes to this Policy and related practices and procedures.
The General Counsel may delegate the responsibilities under this Policy to persons under his or her supervision, but the General Counsel has ultimate responsibility for all matters pertaining to the interpretation and enforcement of this Policy. Purchasing, Human Resources and other company departments will assist in communications and administration of this Policy as requested by Legal.
VI.    Inquiries
Any person who has a question about this Policy or its application to any proposed Transaction may obtain additional guidance from Legal. If there is any uncertainty as to the appropriateness of any such communications, please consult with Legal before speaking with anyone, especially brokers or any other persons or entities contemplating or executing securities trades. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful Transactions rests with the individual employee or other applicable individual.
VII.    Acknowledgement
All Insiders (as defined above) must confirm their understanding of, and intent to comply with, this Policy by completing the certification attached hereto as Annex 1, and returning the certification to Legal. Any other Company Person requested by Legal to confirm their understanding of, and intent to comply with, this Policy must complete the certification attached hereto as Annex 1, and returning the certification to Legal.

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ATTACHMENT A

INSIDERS

At a minimum, the “Insider” group should include directors and the officers who are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”). The individuals serving in the following capacities (or similar capacity regardless of the title), as applicable, are considered to be “Insiders”:

Title
Chairman
Chief Executive Officer
Senior Vice President, Chief Financial Officer
Senior Vice President, General Counsel
Secretary
President, Nelson Labs
President, Nordion
President, Sterigenics
Chief Marketing Officer
Chief Human Resources Officer
Senior Vice President, Strategy and Corporate Development
Senior Vice President, Environmental, Health and Safety
Chief Information Officer
Director

Additionally, all members of the legal department, all employees (regardless of location and regardless of employing entity) who are members of the internal audit, finance, accounting, tax, investor relations, financial planning or business development/strategy functions and all other employees reporting directly to the CEO, CFO or General Counsel, shall be considered “Insiders.”

A-1

ATTACHMENT B

Form of Trading Clearance Application

Name:

Title:

Proposed Transaction Date:

Type of Security to be Traded:

Type of Transaction (Pledge/ Purchase / Sale / Entry into 10b5-1 Plan (if Plan, please attach) / Gift):

Number of Shares Involved (if applicable):

Certification

    I hereby certify that I am not in possession of any material non-public information about the Company. I understand that material non-public information is information concerning the Company that (a) is not generally known to the public; and (b) if publicly known, would be likely to affect either the market price of Company securities or a person’s decision to buy, sell or hold Company securities. I understand that if I trade while in possession of material non-public information, I may be subject to severe civil or criminal penalties, and may be subject to discipline by the Company up to and including termination for cause.

Name:

Date:

Review and Decision

    The undersigned has reviewed the foregoing application and approves / prohibits (circle one) the proposed trade(s).

Name:

Title:
    Legal

Date:
B-1

ANNEX 1

Acknowledgement

The undersigned hereby acknowledges that he/she has read and understands, and agrees to comply with, the Company’s Insider Trading Policy.

Name Printed:

Date:

Annex 1